Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Safeway Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated February 26, 2007 (which report expresses an unqualified opinion and included an explanatory paragraph relating to the adoption of two new accounting standards), appearing in the Annual Report on Form 10-K of Safeway Inc. for the year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

May 24, 2007